Exhibit 10.32

             Second Amendment to the Lease Agreement
               between ANCO Company and the Company
                      dated as April 1, 1994

                SECOND AMENDMENT TO LEASE AGREEMENT

     This second amendment to lease agreement (the "Amendment") made and entered into as of the 13th day of November, 1996 by and between ANCO Company, a Florida general partnership (hereinafter referred to as the "Landlord"), and Galaxy Foods Company (f/k/a Galaxy Cheese Company), a Delaware corporation registered to do business in Florida (hereinafter referred to as the "Tenant").

     WITNESSETH:

     Whereas, the Landlord and the tenant entered into that certain Lease Agreement (the "Lease") dated as of the 13th day of November, 1991, pursuant to which the Tenant leased from the Landlord certain premises (the "Premises") generally described as that certain building located at 2441 Viscount Row, Orlando Central Park, Orlando, Orange County, Florida, and certain surrounding land located at the same address; and

     Whereas, the Landlord and Tenant entered in to that certain
First Amendment to the Lease Agreement dated as of April 1, 1994 amending certain provisions of the Lease; and

     Whereas, the Landlord and Tenant acknowledge that they have successfully concluded negotiations for an additional five (5) year extension period and they wish to confirm this renewal term and further amend the Lease for the purposes set forth in this Amendment.

     Now, therefore, the Landlord and the Tenant do hereby agree as follows:

     1. Definitions. Unless expressly defined in this Amendment, capitalized terms contained herein shall have the meanings set forth in the Lease. The term "Lease" from and after the date of this Amendment shall refer to the Lease, as amended, and modified by this Amendment.

      2.  Renewal Term.  The parties hereto agree as follows:

      (a) The Term shall be renewed for a five (5) year term commencing on November 13,1996 and ending at midnight
(Orlando, Florida time) on November 12, 2001; and

       (b) Effective November 13, 1996 and throughout said renewal term, the Base Rent shall be Two Hundred Forty Three
Thousand Eight Hundred Ninety Six and 89/100 ($243,896.89) and the Expanded Parking Lot Rent shall be Forty Three Thousand One
Hundred Twenty Five and No/100 ($43,125.00); and

     (c) The Base Rent and expanded Parking Lot Rent each respectively, shall be paid in twelve (12) equal monthly installments (rounded) of Twenty Thousand Three Hundred
Twenty Four and 75/100 ($20,324.75) and Three Thousand Five Hundred Ninety Three and 75/100 ($3,593.75) in the manner set forth in paragraph 3(a) of the Lease, with the rental installments due for the months of November, 1996 and November, 2001 prorated accordingly.

     3. Amendments to the Lease. The Lease is hereby amended as follows:

      (a) Paragraph 3(d) of the Lease is amended by deleting subsections (ii), (iii) and (iv) thereof, and by substituting in lieu thereof the following (the balance of said paragraph 3(d) shall remain without change):

       "(ii) Terms of Months 121 through 180: Increased to amounts to be mutually agreed by Landlord and Tenant before the expiration of the second Term (months 61 through 120) which amounts shall not be less that the Base Rent and the Expanded Parking Lot Rent for the immediately preceding Term;

       (iii) Terms of Months 181 through 240: increased to amounts to be mutually agreed by Landlord and Tenant before the expiration of the third Term (months 121 through 180) which amounts shall not be less than the Base Rent and the Expanded Parking Lot Rent for the immediately preceding
Term; and

       (iv) Term of Months 241 through 300: increased to amounts to be mutually agreed by Landlord and Tenant before the expiration of the fourth Term (months 181 through 240) which amounts shall not be less than the Base Rent and the Expanded Parking Lot Rent for the immediately preceding Term."

    (b) Paragraph 46 of the Lease is amended by deleting the provisions of said Paragraph 46 as the same now exists, and by substituting in lieu thereof the following:

       "46. Lien Waiver & Additional Security. Landlord hereby waives its lien rights for rent upon the personal property of Tenant and any rights to pursue distress proceedings with respect to Tenant's personal property for the payment of rent under Chapter 83, Florida Statutes, or any successor statute; provided, however, Landlord does not waive any other remedies avoidable under Chapter 83, including any rights to pursue eviction proceedings under Chapter 83.
The foregoing waivers shall be effective as to, and my be relied upon by, any third party providing financing to Tenant and Landlord agrees that it shall, from time to time, execute in favor of any such third party such documents or agreements as may be reasonably required by such third party to evidence, affirm, or confirm the above waivers.
Notwithstanding the foregoing, (a) that certain equipment identified on the list attached hereto as Exhibit "A" is the property of the Landlord and Tenant shall obtain a written acknowledgment (in form satisfactory to the Landlord) from Tenant's secured creditor(s) to such effect and (b) any and all fixtures now or hereafter affixed to the Premises (including, but not limited to the Buildout Improvements) shall be or become the property of Landlord.

     (c) Paragraph 50 of the Lease is hereby added to the Lease as follows:

       "50. Standby Letter of Credit. Upon the execution of this Amendment by both parties, the Tenant shall cause to be issued and maintained during the Term (through and including November 12, 2001), and Irrevocable Standby letter of Credit (the "L/C") in favor of Landlord in the principal amount of $47,837.00 (Tenant shall, within fifteen (15) days of date of any draw under the L/C, cause the principal amount of the L/C to be so adjusted to this amount in the event of any draw and Tenant's failure to cause the L/C to be adjusted shall be considered an event of default under the Lease). The Landlord shall be entitled to receive a draw under the L/C (I) in the event that any amount due under the Lease has remain unpaid for five (5) consecutive business days after notice thereof has been given by Landlord to the Tenant and (ii) upon delivery to the issuing bank of a certificate stating the amount in default and the date of the notice thereof to the Landlord. The
L/C shall be issued by the Chase Manhattan Bank (or other major U.S. Money center bank reasonably acceptable to Landlord) (the "Bank"), and shall otherwise be in form and substance reasonably satisfactory to Landlord. In the event that a notice of non renewal of the L/C is issued by the Bank prior to November
12, 2001, then the Landlord shall be entitled to draw the remaining balance of the L/C and, upon receipt of such non renewal notice, Tenant shall be in default under the Lease unless within fifteen (15) days thereof Tenant either provides to Landlord a replacement L/C bearing the same terms as the initial L/C as set forth hereinabove or delivers to Landlord a cash deposit in the full face amount of the initial L/C as an additional security deposit"

     4. Ratification of Lease. Except as modified pursuant to the terms of this Amendment, the Landlord and the Tenant do hereby confirm and ratify the Lease and Tenant agrees that it has no claims against the Landlord or offsets or counterclaims under the Lease.

     5. Counterpart Signatures. This instrument may be signed in any number of counterpart copies, all of which taken together shall be deemed one and the same original instrument.

     In Witness whereof, the parties have executed this Amendment as of the date set forth above.


                         ANCO Company, a Florida
                         general partnership

                         /s/ Marie Akesson
                         Marie Akesson, a general partner



                         GALAXY FOODS COMPANY
                         (f/k/a GALAXY CHEESE COMPANY), a
                         Delaware corporation

                         /s/ Angelo S. Morini
                         Angelo S. Morini, President